FOR  FURTHER  INFORMATION,  CONTACT:

AT  THE  COMPANY:                 INVESTOR  RELATIONS:
LocatePLUS                        OTC  Financial  Network
James  Fields                     Rick  McCaffrey
978-921-2727  x124                781-444-6100,  x625
jfields@locateplus.com            rick@otcfn.com
http://www.locateplus.com         http://www.otcfn.com/lplha


         LOCATEPLUS FILES NOTICE WITH NASDAQ TO EFFECT RECAPITALIZATION

BEVERLY, MA: DECEMBER 2, 2005: LocatePLUS Holdings Corporation (OTCBB: LPLHA, LPLHB, LPLHW), an industry-leading provider of business-to-business and business-to-government investigative solutions, announced today that the Company has filed notice with NASDAQ to effectuate the combination of the A and B classes of Stock and a 1 for 50 reverse split. The record date for the combination is the close of trading on December 5, 2005, at which time Class A and Class B shares will combine to form a single class of voting stock. The effective date of the reverse split, which requires a 10 day notice pursuant to SEC Rule 10b-17, will be at the opening of trading on December 12, 2005. A new symbol will be issued by NASDAQ one day prior to the effective date of the reverse split and will be announced at that time.

Both A and B certificate holders will be allowed to exchange their certificates prior to January 31, 2006 at no charge. Investors in possession of their certificates should submit it to the Company's transfer agent, Transfer Online, 317 SW Alder Street, 2nd Floor, Portland OR 97204, by January 31, 2006.

ABOUT  LOCATEPLUS
LocatePLUS and its subsidiaries are industry-leading providers of public information and investigative solutions that are used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' online customer base numbers approximately 20,000 members, including over 2,000 law enforcement agencies and many major police departments across the country. Clients include leading U.S. agencies, including the FBI (Federal Bureau of Investigation), ATF (Bureau of Alcohol, Tobacco, Firearms and Explosives) and DEA (Drug Enforcement Administration). Channel partners include API, Earthlink, Loislaw, MyPublicInfo, and the nation's leading recruitment site. For more information, visit the Company's Website at http://www.locateplus.com. For investor information, visit http://www.otcfn.com/lplha.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.

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